EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chairman and Chief Executive Officer
Somerset Regal Bank
220 West Union Avenue
Bound Brook, New Jersey 08805
(732) 560-1700, ext. 5201

SR Bancorp Announces Completion of Conversion,
$90.6 million Initial Public Offering and Merger

BOUND BROOK, NJ – September 20, 2023 – SR Bancorp, Inc. (“SR Bancorp”), the holding company for Somerset Regal Bank (the “Bank”) announced today that it closed its conversion of the Bank from the mutual to stock form of organization, related stock offering by SR Bancorp and acquisition of Regal Bancorp, Inc. on September 19, 2023.

 William P. Taylor, Chairman and Chief Executive Officer of Somerset Regal Bank said:  “We are pleased to be united with Regal Bank and welcome their customers and employees.  Our merger is a partnership between two banks that are built on trusted relationships and a shared commitment to exceptional personal attention for our customers. And our commitment to the local community remains unchanged. The combination will expand our lending capabilities in new markets while also allowing us to deliver enhanced products to our customers.”

Conversion and Related Stock Offering

SR Bancorp sold 9,055,172 shares of its common stock at a price of $10.00 per share, which included 760,364 shares sold to Somerset Savings Bank’s Employee Stock Ownership Plan.  All valid stock orders submitted by eligible purchasers in the subscription offering were filled in full.  Additionally, SR Bancorp contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., the charitable foundation formed in connection with the conversion.  Upon the completion of the conversion and offering, 9,507,930 shares of SR Bancorp common stock are outstanding. SR Bancorp’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.

SR Bancorp’s transfer agent, Continental Stock Transfer & Trust Company expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering and interest checks shortly after the closing.

Keefe, Bruyette & Woods, Inc. was SR Bancorp’s selling agent in the offering. Luse Gorman, PC served as legal counsel to SR Bancorp and the Bank. Kilpatrick Townsend and Stockton LLP served as legal counsel to Keefe, Bruyette & Woods, Inc.

Merger with Regal Bancorp, Inc. and Regal Bank

SR Bancorp also announced that it completed the acquisition of Regal Bancorp, Inc. a New Jersey corporation (“Regal Bancorp”).  Following that transaction, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Savings Bank, which converted to a New Jersey commercial bank charter and was renamed Somerset Regal Bank.  In connection with the merger, each outstanding share of Regal Bancorp common stock will be converted into the right to receive $23.00 in cash.

SR Bancorp added former Regal Bancorp directors Marc Lebovitz, Thomas Lupo and David Orbach to both its board of directors and the board of the Bank. In addition, Mr. Orbach will join SR Bancorp as its Executive Chairman and the Bank as its Executive Vice Chairman.

About Somerset Regal Bank

Somerset Regal Bank, formed in 1887, is a New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 17 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At June 30, 2023, Somerset Savings had approximately $651.5 million in total assets, $362.3 million in net loans, $503.9 million in deposits and total equity of $122.1 million. At June 30, 2023, Regal Bancorp had approximately $461.8 million in total assets, $336.6 million in net loans, $389.1 million in deposits and total equity of $51.5 million.  Additional information about Somerset Regal is available on its website, www.somersetsavings.com.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.
Legal Disclosures
The shares of common stock of SR Bancorp are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.